Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO
EIGHTH RESTATED CERTIFICATE OF INCORPORATION
OF
BROADSOFT, INC.
     BroadSoft, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as of this [___] day of [                    ], 2010:
     First: The name of the Corporation is BroadSoft, Inc.
     Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 17, 1998, this Corporation being known at that time as iKNOW, INC.
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions approving a reverse stock split and further amending its Eighth Restated Certificate of Incorporation as follows:
     1. Effective immediately upon this Certificate of Amendment becoming effective under the General Corporation Law of the State of Delaware, and without any further action by the holders of such shares, (a) every six (6) outstanding shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock; (b) every six (6) outstanding shares of the Corporation’s Series B-1 Convertible Preferred Stock, par value $0.01 per share (“Series B-1 Preferred”), shall be combined into one (1) validly issued, fully paid and non-assessable share of Series B-1 Preferred; (c) every six (6) outstanding shares of the Corporation’s Series C-1 Convertible Preferred Stock, par value $0.01 per share (“Series C-1 Preferred”), shall be combined into one validly issued, fully paid and non-assessable share of Series C-1 Preferred; (d) every six (6) outstanding shares of the Corporation’s Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”), shall be combined into one validly issued, fully paid and non-assessable share of Series D Preferred; (e) every six (6) outstanding shares of the Corporation’s Series E Convertible Preferred Stock, par value $0.01 per share (“Series E Preferred”), shall be combined into one validly issued, fully paid and non-assessable share of Series E Preferred; and (f) every six (6) outstanding shares of the Corporation’s Series E-1 Convertible Preferred Stock, par value $0.01 per share (“Series E-1 Preferred”), shall be combined into one validly issued, fully paid and non-assessable share of Series E-1 Preferred (collectively, the “Reverse Stock Split”).
     No fractional shares of Common Stock, Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred or Series E-1 Preferred shall be issued upon combination of the Common Stock, Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred or Series E-1 Preferred, as applicable, in the Reverse Stock Split. All shares of Common Stock, Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred or Series E-1 Preferred, as applicable, that are held by a stockholder will be aggregated by class (in the case of Common Stock) or series (in the case of the Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred and Series E-1 Preferred) subsequent to the aforementioned Reverse Stock Split. If the Reverse Stock Split and aforementioned aggregation would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock, Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred or Series E-1 Preferred, as applicable (as determined by the Board of Directors) on the date that the Reverse Stock Split is effective.
     The par value of each share of Common Stock, Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred and Series E-1 Preferred shall not be adjusted in connection with the Reverse Stock Split. All of the share amounts, amounts per share and per share numbers for the Common Stock, Series B-1 Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred and Series E-1 Preferred set forth in the Corporation’s Eighth Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.
     2. The fifth sentence of Section 2(d)(i) of Article IV is hereby amended and restated in its entirety to read as follows:
     “The Conversion Price shall be $1.00 for the Series E-1 Preferred Stock, $1.00 for the Series E Preferred Stock, $2.0715 for the Series D Preferred Stock, $0.6619 for the Series C-1 Preferred Stock, and $4.54545 for the Series B-1 Preferred Stock, in each case, with each such amount to be equitably adjusted whenever there is a stock split, combination, stock dividend, reclassification or similar event after the Effective Date.”
     The remaining portions of Section 2(d)(i) of Article IV shall remain unmodified and in full force and effect.
     Fourth: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

     In Witness Whereof, BroadSoft, Inc., has caused this Certificate of Amendment to be signed by Mary Ellen Seravalli, its Vice President, General Counsel and Secretary, this ___day of                     , 2010.

BroadSoft, Inc.
By:
Mary Ellen Seravalli
Vice President, General Counsel and Secretary